Contact at Winthrop Realty Trust
Carolyn Tiffany
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: ctiffany@firstwinthrop.com

FOR IMMEDIATE RELEASE
August 5, 2016

WINTHROP REALTY TRUST ANNOUNCES TRANSFER OF ASSETS TO LIQUIDATING TRUST

FOR IMMEDIATE RELEASE – BOSTON, MASSACHUSETTS, August 5, 2016—Winthrop Realty Trust (the “Company”) announced that it has transferred its remaining assets to (and its remaining liabilities were assumed by) Winthrop Realty Liquidating Trust (the “Liquidating Trust”) in accordance with the Company's Plan of Liquidation.  As previously reported, August 1, 2016 was the last day of trading of the Company's common shares of beneficial interest (the “Common Shares”) on the New York Stock Exchange, and the Company’s stock transfer books were closed as of the close of business on such date.

The Company has filed a Form 15 with the Securities and Exchange Commission (the "Commission") to terminate the registration of its Common Shares under the Securities Exchange Act of 1934 and the Company will cease filing reports under that act. It is expected that the Liquidating Trust will only be required to file with the Commission annual reports on Form 10-K and current reports on Form 8-K.

Under the terms of the Liquidating Trust Agreement, each holder of Common Shares on August 5, 2016 (each, a "beneficiary") automatically became the holder of one unit of beneficial interest ("Unit") in the Liquidating Trust for each Common Share then held of record by such shareholder. Based on the average of the high and low trading prices of the Common Shares on August 1, 2016, the deemed distribution for tax purposes to holders of Common Shares at the close of business on August 5, 2016 is $9.21 per Common Share. All of the outstanding Common Shares were automatically deemed cancelled, and the rights of beneficiaries in their Units will not be represented by any form of certificate or other instrument. Shareholders of the Company are not required to take any action to receive their Units. Subject to certain exceptions related to transfer by will, intestate succession or operation of law, the Units will not be transferable, nor will a beneficiary have authority or power to sell or in any other manner dispose of any Units.

A copy of the Liquidating Trust Agreement was previously filed with the Commission as an Exhibit to the Company’s Current Report on Form 8-K filed July 28, 2016, a copy of which is available on the Commission’s website, www.sec.gov as well as the Company’s website www.winthropreit.com under the investor relations tab.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Liquidating Trust, the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.